EXHIBIT 5.1

[O’Melveny & Myers LLP Letterhead]

March 4, 2010

Apple Inc.

1 Infinite Loop

Cupertino, California 95014

Re:	Registration of Securities of Apple Inc.

Ladies and Gentlemen:

In connection with the registration of up to 36,066,652 shares of Common Stock of Apple Inc., a California corporation (the “Company”), no par value (the “Shares”), under the Securities Act of 1933, as amended, pursuant to a Registration Statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission on or about the date hereof, up to 36,000,000 of such Shares (the “2003 Plan Shares”) to be issued or delivered pursuant to the Apple Inc. 2003 Employee Stock Plan, as amended, up to 7,070 of such Shares (the “La La Media Stock Plan Shares”) to be issued or delivered pursuant to the la la media, inc. 2005 Stock Plan, and up to 59,582 of such Shares (the “Quattro Stock Plan Shares”) to be issued or delivered pursuant to the Quattro Wireless, Inc. 2006 Stock Option and Grant Plan, you have requested our opinion set forth below.

In our capacity as counsel, we have examined originals or copies of those corporate and other records of the Company we considered appropriate.

On the basis of such examination and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion, we are of the opinion that the 2003 Plan Shares, the La La Media Stock Plan Shares and the Quattro Stock Plan Shares have been duly authorized by all necessary corporate action on the part of the Company and, when issued in accordance with such authorization, the provisions of the applicable plan and relevant agreements duly authorized by and in accordance with the terms of the applicable plan, and upon payment for and delivery of the Shares as contemplated in accordance with the applicable plan and either (a) the countersigning of the certificate or certificates representing the Shares by a duly authorized signatory of the registrar for the Company’s Common Stock, or (b) the book-entry of the Shares by the transfer agent for the Company’s Common Stock in the name of The Depository Trust Company or its nominee, the Shares will be validly issued, fully paid and non-assessable.

We consent to your filing this opinion as an exhibit to the Registration Statement.

Respectfully submitted,

/s/ O’Melveny & Myers LLP